UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  10/11/2013

Mondelez International, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  1-16483

Virginia	52-2284372
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

Three Parkway North
Deerfield, IL 60015
(Address of principal executive offices, including zip code)

(847) 943-4000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

The information described below under "Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant" is hereby incorporated by reference into this Item 1.01.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On October 11, 2013, we entered into a revolving credit agreement (the "Agreement") for a five-year senior unsecured revolving credit facility in an aggregate principal amount of $4.5 billion with the lenders named in the Agreement; J.P. Morgan Securities LLC, Deutsche Bank Securities Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and HSBC Securities (USA) LLC as joint lead arrangers and joint bookrunners; and JPMorgan Chase Bank, N.A. and Deutsche Bank AG New York Branch as co-administrative agents. The Agreement replaces our $4.5 billion four-year revolving credit agreement, dated as of April 1, 2011, which we terminated on October 11, 2013.

Under the Agreement, we and certain of our subsidiaries that we may designate may borrow advances up to the aggregate amount of the unused commitments under the revolving facility on or after October 11, 2013 and before the termination of the Agreement. Under the Agreement, we guarantee the obligations of any subsidiary borrower. We may request the amount of the revolving facility be increased by up to $500 million in the aggregate with the agreement of the lenders providing the increased commitments. Unless extended, the Agreement will terminate on October 11, 2018. The Agreement provides that prior to each of the first four anniversaries of the effective date of the agreement, we may request that the lenders extend their commitments for an additional one-year period. We also have the right, upon certain conditions, to terminate in whole or reduce ratably in part the unused portions of the respective commitments of the lenders. All committed pro rata borrowings under the revolving facility will bear interest at a variable annual rate based on LIBOR or base rate, at our election, plus an applicable margin (as determined pursuant to the Agreement). In the case of a borrowing that bears interest based on LIBOR, the rate will be determined by reference to the rating of our long-term senior unsecured debt.

The Agreement requires us to maintain a minimum shareholders' equity of not less than $24.6 billion The Agreement's definition of minimum shareholder equity excludes accumulated other comprehensive income or losses, the cumulative effects of any changes in accounting principles, and any income or losses recognized in connection with the ongoing application of any "mark-to-market" accounting adopted in respect of pension and other retirement plans. The Agreement also contains customary representations, covenants and events of default.

We expect to use the Agreement for general corporate purposes, including for working capital purposes, and to support our commercial paper issuances. Some of the lenders under the Agreement and their affiliates have various relationships with us and our subsidiaries involving the provision of financial services, including cash management, investment banking and trust services. In addition, we and certain of our subsidiaries have entered into foreign exchange and other derivatives arrangements with certain of the lenders and their affiliates.

This description of the Agreement is qualified in its entirety by reference to the complete terms and conditions of the Agreement, which we will file with our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mondelez International, Inc.

Date: October 17, 2013	By:	/s/ Carol J. Ward
Carol J. Ward
Vice President and Corporate Secretary